Exhibit (a)(1)(B)

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

DATED JUNE 9, 2009

ELECTION FORM

Please read this Election Form carefully. To properly elect to exchange your eligible options, BNY Mellon Shareowner Services (“BNY Mellon”) must receive your Election Form before 11:59 p.m., Eastern Time, on the expiration date, which is currently July 7, 2009 (the “Expiration Date”) (or if the offer is extended, this Election Form must be received before the extended expiration date of the offer).

You are not required to return this Election Form if you do not wish to participate in the offer. If BNY Mellon does not receive an Election Form from you before 11:59 p.m., Eastern Time, on the Expiration Date, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms and conditions. We will not contact you to confirm your election not to participate.

If you intend to submit this paper Election Form to tender your eligible options under the exchange offer, you must complete, sign and date a copy of this Election Form and return it to BNY Mellon so that BNY Mellon receives it before 11:59 p.m., Eastern Time, on the Expiration Date. You may use the pre-addressed pre-paid UPS return envelope included with this packet or, if you do not have the envelope that was included with this packet, you may send your response via overnight delivery or regular mail to:

BNY Mellon Shareowner Services

Attn: Corporate Actions Department, 27th Floor

480 Washington Blvd.

Jersey City, NJ 07310

If you wish to submit your election to tender your eligible options via the online election form, you may do so by going to the Fairchild Stock Option Exchange Website at https://www.corp-action.net/fairchildoptionexchange and following the instructions for electronic elections. Your PIN number to access the Fairchild Stock Option Exchange Website is included on the letter that accompanies this Election Form in the packet you received from us.

Your election to tender your eligible options will be effective only upon receipt by BNY Mellon. You are responsible for making sure that your online submission or the Election Form is received by BNY Mellon before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure the BNY Mellon receives your Election Form before 11:59 p.m., Eastern Time, on the Expiration Date. Your eligible options will not be considered tendered until you make an election using the Fairchild Stock Option Exchange Website or BNY Mellon receives your properly completed and signed Election Form.

BNY Mellon will confirm receipt of a paper election via mail after receipt. If you do not receive confirmation of receipt of your Election Form from BNY Mellon soon after the date your Election Form should be received by BNY Mellon, or if you submit your Election Form less than five business days before the Expiration Date, please contact BNY Mellon at 1-866-223-7524 (from the United States or Canada) or at 1-201-680-6892 (collect, from outside the United States or Canada) before the deadline in order to confirm whether your election has been received.

If you think the information regarding your eligible options set forth on the Election Form is incorrect, or if you have any questions about the offer, please telephone BNY Mellon.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

ELECTION FORM

By signing below, I understand and agree that:

I have received and reviewed the Offer to Exchange dated June 9, 2009, this Election Form and the Form of Restricted Stock Unit Award Agreement (the “Award”). I have read carefully, understand and agree to be bound by all of the terms and conditions of the exchange offer as described in the Offer to Exchange and the Award, including the sections regarding the tax (including social insurance) and tax withholding consequences of participating in the exchange offer. I acknowledge that I am voluntarily participating in the exchange offer.

I understand that, upon acceptance by Fairchild Semiconductor International, Inc. (“Fairchild Semiconductor”), this Election Form will constitute a binding agreement between Fairchild Semiconductor and me with respect to my eligible options that are accepted for cancellation and exchange, unless I deliver to BNY Mellon Shareowner Services (“BNY Mellon”) a validly completed Notice of Withdrawal/Change of Election Form with respect to my eligible options and the Notice of Withdrawal/Change of Election Form is received by BNY Mellon before 11:59 p.m., Eastern Time, on the expiration date of the exchange offer.

I understand that if I validly tender eligible options for exchange, and such eligible options are accepted for cancellation and exchange, I will receive restricted stock units and I will lose all of my rights to purchase any shares under the tendered eligible options.

Fairchild Semiconductor has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this exchange offer before making any decision whether to participate.

I understand that participation in the exchange offer will not be construed as a right to my continued employment or service with Fairchild Semiconductor or any of its subsidiaries for any period, and that my employment or service can be terminated at any time by me or Fairchild Semiconductor (or one of Fairchild Semiconductor’s subsidiaries, as applicable), with or without cause or notice, in accordance with the terms of my employment with Fairchild Semiconductor (or one of Fairchild Semiconductor’s subsidiaries, as applicable), and without additional severance payments. I understand that participation in the exchange offer will not alter or affect any provision of my employment relationship with Fairchild Semiconductor (or one of Fairchild Semiconductor’s subsidiaries, as applicable), other than to the extent that restricted stock units replace eligible options, and any changes to vesting outlined in the Offer to Exchange which shall prevail in the event of a conflict with any employment agreement. I understand that the new restricted stock units to be granted in the exchange offer do not create any contractual or other right to receive any other future equity or cash compensation, payments or benefits.

I understand that my right to participate in the exchange offer will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law. I understand that Fairchild Semiconductor will determine when I am no longer actively employed for purposes of the exchange offer.

I understand that this exchange offer is a discretionary program, and that Fairchild Semiconductor may extend, amend, withdraw or terminate the exchange offer and postpone its acceptance and cancellation of my eligible options that I have tendered for exchange. In any such event, I understand that any eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

I understand that by accepting the exchange offer, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, Fairchild Semiconductor and/or any affiliate for the exclusive purpose of implementing, administering and managing my participation in the exchange offer.

I have been advised that Fairchild Semiconductor and/or any affiliate may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Fairchild Semiconductor’s stock and other employee benefit plans and this exchange offer (“Data”). I have been advised that Data may be transferred to any third parties, including BNY Mellon, assisting in the implementation, administration and management of the exchange offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting BNY Mellon. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Fairchild Semiconductor’s stock and other employee benefit plans and this exchange offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the stock and other employee benefit plans and this exchange offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if I am a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting BNY Mellon in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this exchange offer.

I understand that my elections pursuant to this Election Form will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

FAIRCHILD DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND PROMISES NOT TO ASSERT THAT THE PROVISION CONSTITUTES A WAIVER OF LIABILITY.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED STOCK UNITS

DATED JUNE 9, 2009

ELECTION FORM

IMPORTANT: For each of your outstanding eligible options you elect to enter in the table below, please mark the box next to “Exchange” if you wish to exchange the option for restricted stock units, or mark the box next to “Do Not Exchange” if you do not wish to exchange the option and instead wish to retain the option with its current terms. Please note that for your Election Form to be valid you must elect all or none of your eligible options within each indicated price range.

Price Range $14.38 - $17.99
Eligible Option Grants	Exercise Price	Exchange Ratio	Option Expiration Date	Restricted Stock Units to be Granted if Eligible Option Grants are Exchanged*	Make ONE Election for EACH price range

		10:1			☐ Exchange

		10:1			☐ Do Not Exchange

10:1

Price Range $18.00 - $18.99
Eligible Option Grants	Exercise Price	Exchange Ratio	Option Expiration Date	Restricted Stock Units to be Granted if Eligible Option Grants are Exchanged*	Make ONE Election for EACH price range

		12:1			☐ Exchange

		12:1			☐ Do Not Exchange

Price Range $19.00 - $22.99
Eligible Option Grants	Exercise Price	Exchange Ratio	Option Expiration Date	Restricted Stock Units to be Granted if Eligible Option Grants are Exchanged*	Make ONE Election for EACH price range

		15:1			☐ Exchange

		15:1			☐ Do Not Exchange

Price Range $23.00 - $24.99
Eligible Option Grants	Exercise Price	Exchange Ratio	Option Expiration Date	Restricted Stock Units to be Granted if Eligible Option Grants are Exchanged*	Make ONE Election for EACH price range

		20:1			☐ Exchange

☐ Do Not Exchange

Price Range $25.00 and above
Eligible Option Grants	Exercise Price	Exchange Ratio	Option Expiration Date	Restricted Stock Units to be Granted if Eligible Option Grants are Exchanged*	Make ONE Election for EACH price range

		35:1			☐ Exchange

☐ Do Not Exchange

* Please note that Fairchild Semiconductor will not issue any fractional restricted stock units. The applicable amounts in the column headed “Restricted Stock Units to be Granted if Eligible Option Grants are Exchanged” will be rounded down to the nearest whole number.

Employee Signature	Date and Time

Employee Name Printed	Fairchild Semiconductor Office in which Employed

Employee ID	Daytime Telephone Number

Email Address

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Defined Terms. All terms used in this Election Form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, dated June 9, 2009 (the “Offer to Exchange”). References in this Election Form to “Fairchild Semiconductor,” “we,” “us,” “our” and “ours” mean Fairchild Semiconductor International, Inc. and its subsidiaries.

2. Expiration Date. The exchange offer and any rights to tender, or to withdraw or change a tender, of your eligible options will expire at 11:59 p.m., Eastern Time, on July 7, 2009 (or on a later date if we extend the exchange offer) (the “Expiration Date”).

3. Delivery of Election Form. If you intend to tender your eligible options under the exchange offer, you must either make an election online at the Fairchild Stock Option Exchange Website at https://www.corp-action.net/fairchildoptionexchange or complete, sign and date a copy of this Election Form and return it to BNY Mellon, so that BNY Mellon receives it before 11:59 p.m., Eastern Time, on the Expiration Date. You may use the pre-addressed pre-paid UPS return envelope included with this packet or, if you do not have the envelope that was included with this packet, you may send your response via overnight delivery or regular mail to:

BNY Mellon Shareowner Services

Attn: Corporate Actions Department, 27th Floor

480 Washington Blvd.

Jersey City, NJ 07310

Any Election Form received after that time will not be accepted.

Your Election Form will be effective only upon receipt by BNY Mellon. The method of delivery of the signed and completed Election Form is at your own option and risk. You are responsible for making sure that the Election Form is delivered to BNY Mellon. We recommend that you use overnight mail or another method which can be tracked by the delivery carrier. In all cases, you should allow sufficient delivery time based on the method of delivery that you choose to ensure that BNY Mellon receives your Election Form before 11:59 p.m., Eastern Time, on the Expiration Date.

We will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of the Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.

You are not required to tender your eligible options, and participation in this exchange offer is completely voluntary. If you elect to participate in this exchange offer, you may tender some or all of your eligible options, provided that you must tender all of your options within each indicated range of exercise prices. If you do not wish to participate in this exchange offer, no action is required on your part.

4. Additional Tenders. If you tendered some of your eligible options, and would like to tender additional eligible options for exchange, you must either make a new election online at the Fairchild Stock Option Exchange Website at https://www.corp-action.net/fairchildoptionexchange or deliver a properly completed and signed Notice of Withdrawal/Change of Election Form to BNY Mellon, whose mailing information is described in Instruction 3 above, indicating all eligible options you wish to tender, including those listed on your original Election Form. This Notice of Withdrawal/Change of Election Form must be signed and dated after your original Election Form. It must be properly completed and it must list all of the eligible options you wish to tender for exchange. Upon the receipt of such an online withdrawal or change of election or properly filled out, signed and dated Notice of Withdrawal/Change of Election Form, any previously submitted online election or Election Form or Notice of Withdrawal/Change of Election Form will be disregarded and will be considered replaced in full by the new elections. You will be bound by the last properly submitted online election or Notice of Withdrawal/Change of Election Form received by BNY Mellon prior to 11:59 p.m., Eastern Time, on the Expiration Date, or else your original online election or Election Form if no elections are received.

5. Withdrawal of Election. The tender of your eligible options pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. If the offer is extended by Fairchild Semiconductor beyond that time, you may withdraw your election at any time until the extended expiration date of the offer. To withdraw your tendered eligible options, you must withdraw the options online at the Fairchild Stock Option Exchange Website at https://www.corp-action.net/fairchildoptionexchange or deliver a properly completed and signed Notice of Withdrawal/Change of Election Form to BNY Mellon, whose mailing information is described in Instruction 3 above. Withdrawals may not be rescinded, and any eligible options withdrawn from the offer will thereafter be deemed not properly tendered for purposes of the offer, unless your eligible options are properly re-tendered before the Expiration Date by following the procedures described in Instruction 4 above.

6. Signatures on this Election Form. If this Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed and you have not previously notified your local HR department, please do so immediately. The signature must correspond to the employee’s name as reflected in our employment records.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person’s full title must be identified on the Election Form, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Election Form.

7. Requests for Assistance or Additional Copies. If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Election Form, please telephone BNY Mellon in the at 1-866-223-7524 (from the United States or Canada) or at 1-201-680-6892 (collect, from outside the United States or Canada). All copies will be furnished promptly at Fairchild Semiconductor’s expense.

8. Irregularities. All questions as to the number of options to be accepted for exchange and the number of restricted stock units to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Fairchild Semiconductor. Fairchild Semiconductor reserves the right to waive any of the conditions of the offer and any defect or irregularity in any election to exchange options, and Fairchild Semiconductor’s interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as Fairchild Semiconductor shall determine. Neither Fairchild Semiconductor nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.

9. Additional Documents to Read. You should be sure to read the Offer to Exchange, this Election Form and the Form of Restricted Stock Unit Award Agreement (the “Award”) before deciding to participate in the offer.

10. Important Tax Information. You should consult your own tax advisor and refer to Section 14 of the Offer to Exchange, which contains important tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to the Schedules B – Q of the Offer to Exchange for a discussion of the tax consequences and/or social insurance contributions which may apply to you.

11. Tax Liability. Regardless of any action that Fairchild Semiconductor, its subsidiaries or its affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations in connection with the offer (“tax obligations”), you acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your sole responsibility and that Fairchild Semiconductor, its subsidiaries and its affiliates (i) make no representations or undertakings regarding the treatment of any tax obligations in connection with any aspect of the cancellation of eligible options or the grant of restricted stock units, the vesting of restricted stock units and delivery of shares of common stock pursuant to the restricted stock units, the subsequent sale of shares of Fairchild Semiconductor common stock acquired pursuant to the restricted stock units and the receipt of any dividends; and (ii) do not commit to structure the terms of the offer, including cancellation of the eligible options and/or the grant of restricted stock units, to reduce or eliminate your liability for tax obligations.

12. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal and Delaware state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maine and agree that such litigation shall be conducted in the courts of the State of Maine, or the federal courts for the United States for the District of Maine, where this offer is made and/or to be performed. Fairchild Semiconductor will determine, in its discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options and any elections. Fairchild Semiconductor’s determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

13. Translations. If you have received this or any other document related to the offer translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

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